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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 7, 1999, relating to the financial statements and financial highlights appearing in the March 31, 1999 Annual Report to the Shareholders of FPA Crescent Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Prospectuses and to the references to us under the headings "Financial Statements" and "Independent Public Accountant" in such Statement of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts

July 26, 1999